Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 2, 2021, in the Registration Statement (Form S-1) and related Prospectus of Rockley Photonics Holdings Limited for the registration of 7,785,560 shares of its ordinary shares.

/s/ Ernst & Young LLP

San Jose, California

November 29, 2021